Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Strong Prepared Food Performance Offsets Cigarette Challenges

Ankeny, IA, December 10, 2012—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.85 in diluted earnings per share for the second quarter of fiscal 2013 ended October 31, 2012 compared to $0.98 for the same period a year ago. Year to date, diluted earnings per share were $1.86 versus $2.01 for the same period last year. Both the quarter and year-to-date earnings were impacted by lower gas margins when compared to the all-time high gas margins from the same periods a year ago. “Our prepared food program is doing exceptionally well, but the cigarette environment remains very challenging for retailers,” said Chairman and CEO Robert J. Myers. “We are diligently evaluating the competitive landscape and will maintain a disciplined approach when making cigarette price adjustments.”

Gasoline—The Company’s annual goal is to increase same-store gallons sold 1% with an average margin of 14.0 cents per gallon. For the second quarter, same-store gallons sold were down 0.4% with an average margin of 14.9 cents per gallon. “We believe higher retail prices had an adverse impact to sales, however the gas margin environment has been favorable when compared to our annual goal.” said Myers. Total gallons sold for the year were up 3.2% with an average margin of 14.9 cents per gallon. Year-to-date same store gallons sold were down 0.3%.

Grocery and Other Merchandise—Casey’s annual goal is to increase same-store sales 6.2% with an average margin of 32.7%. For the second quarter, same-store sales were down 0.7% with an average margin of 33.4%. “Cigarettes have been adversely impacted by competitive pricing as well as an Illinois state excise tax increase,” stated Myers. “However, the grocery & other merchandise margin is above goal primarily due to a more favorable product mix within the category.” For the six months ended October 31, 2012, same-store sales were up 0.7% with an average margin of 33.4%. Total sales for the year were up 3.6% and gross profit increased 6.4% to $250 million.

Prepared Food and Fountain—The goal for fiscal 2013 is to increase same-store sales 11% with an average margin of 61.1%. For the quarter, same-store sales were up 10.1% with an average margin of 62.5%. “This category continues to benefit from three primary operating initiatives: expanded hours, pizza delivery, and major store remodels,” said Myers. “The margin continues to exceed our annual goal primarily due to an increase in pizza sales.” Year to date, total sales were up 14.5% and gross profit rose 19.4% to $182.1 million.

Operating Expenses—Year to date, operating expenses increased 10.5% to $379.4 million. For the second quarter, operating expenses were up 10.6%. Expenses were impacted by the operating initiatives mentioned above, operating 27 more stores than a year ago, and the completion of 20 replacement stores in the last 12 months. “So far this fiscal year we have converted 150 stores to 24-hour operation, added pizza delivery to 103 stores, and completed 51 major remodels,” stated Myers. “We will continue to implement these initiatives where we believe we can drive cash flow.” Store-level operating expenses for locations not impacted by the initiatives were up approximately 3.5% for the quarter.

Expansion—The annual goal is to increase the total number of stores 4-6%. At the mid-year point, the Company opened 8 new store constructions and completed the acquisition of 3 stores. The Company has also replaced 13 stores. “In November we completed the acquisition of 22 Kum and Go locations and opened our first stores in Tennessee and North Dakota,” stated Myers. “We are on pace to build 30 new stores this fiscal year and continue to be optimistic with the acquisition environment.” Casey’s currently has 13 stores under construction and has 8 stores under written agreement to acquire.

Dividend—At its December meeting, the Board of Directors declared a quarterly dividend of $0.165 per share. The dividend is payable February 15, 2013 to shareholders of record on February 1, 2013.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Comprehensive Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2012	2011	2012	2011
Total revenue	$1,911,644	1,782,518	$3,779,946	3,656,350
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,632,331	1,519,600	3,213,659	3,126,650

Gross profit	279,313	262,918	566,287	529,700
Operating expenses	190,040	171,832	379,439	343,248
Depreciation and amortization	27,148	23,432	53,684	46,327
Interest, net	8,637	8,777	17,541	17,711

Income before income taxes	53,488	58,877	115,623	122,414
Federal and state income taxes	20,629	21,245	43,733	45,391

Net Income	32,859	37,632	71,890	77,023
Other comprehensive income	—	—	—	—

Comprehensive income	$32,859	37,632	$71,890	77,023

Net income per common share
Basic	$.86	.99	$1.88	2.02

Diluted	$.85	.98	$1.86	2.01

Basic weighted average shares outstanding	38,304,840	38,055,909	38,264,724	38,040,142
Plus effect of stock compensation	353,690	342,934	354,434	328,239

Diluted weighted average shares outstanding	38,658,530	38,398,843	38,619,158	38,368,381

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31,	April 30,
	2012	2012
Assets
Current assets
Cash and cash equivalents	$39,327	$55,919
Receivables	21,284	21,700
Inventories	178,298	170,794
Prepaid expenses	2,032	1,298
Deferred income taxes	10,604	13,143
Income tax receivable	8,286	16,424

Total current assets	259,831	279,278

Other assets, net of amortization	13,385	12,403
Goodwill	104,686	104,385
Property and equipment, net of accumulated depreciation of $901,517 at October 31, 2012, and of $860,998 at April 30, 2012	1,483,659	1,378,749

Total assets	$1,861,561	$1,774,815

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$13,244	$10,737
Accounts payable	215,213	211,165
Accrued expenses	86,272	84,739

Total current liabilities	314,729	306,641

Long-term debt, net of current maturities	660,055	667,930
Deferred income taxes	278,092	260,405
Deferred compensation	15,044	14,698
Other long-term liabilities	21,128	19,100

Total liabilities	1,289,048	1,268,774

Total shareholders’ equity	572,513	506,041

Total liabilities and shareholders’ equity	$1,861,561	$1,774,815

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Amounts in thousands)
	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Six months ended 10/31/12
Sales	$2,724,146	$748,791	$289,248	$17,761	$3,779,946
Gross profit	$116,429	$250,040	$182,080	$17,738	$566,287
Margin	4.3%	33.4%	62.9%	99.9%	15.0%
Gasoline gallons	780,268

Six months ended 10/31/11
Sales	$2,666,412	$722,987	$252,681	$14,270	$3,656,350
Gross profit	$128,009	$234,950	$152,501	$14,240	$529,700
Margin	4.8%	32.5%	60.4%	99.8%	14.5%
Gasoline gallons	755,911

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2013	-0.2%	-0.4%
F2012	-2.7	-2.9	-2.4%	2.5%	-1.5%
F2011	1.5	3.6	3.5	-1.9	1.6

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2013	2.6%	-0.7%
F2012	6.2	5.8	6.3%	8.5%	6.7%
F2011	2.0	6.9	5.8	4.8	4.6

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2013	10.6%	10.1%
F2012	15.3	14.2	12.6%	16.8%	14.3%
F2011	2.4	7.2	10.5	11.8	7.7

Gasoline Margin

(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2013	14.9	¢	14.9	¢
F2012	17.2		16.7		13.6	¢	13.7	¢	15.3	¢
F2011	16.4		14.9		13.9		15.6		15.2

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2013	33.4%	33.4%
F2012	32.5	32.5	31.8%	33.0%	32.5%
F2011	32.8	32.9	30.9	32.1	32.2

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2013	63.5%	62.5%
F2012	61.2	59.5	61.2%	60.8%	60.7%
F2011	63.8	62.7	62.1	60.2	62.2

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 11, 2012. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.